UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 01, 2024

P10, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40937	87-2908160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4514 Cole Avenue Suite 1600
Dallas, Texas		75205
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 214 865-7998

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	PX	The New York Stock Exchange
Series A Junior Participating Preferred Stock Purchase Rights	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2024, P10, Inc. (the “Company”) and certain of its subsidiaries entered into a restatement agreement (the “Restatement Agreement”) which amends and restates the Company’s existing credit agreement, originally entered into on December 22, 2021 (as previously amended, the “Existing Credit Agreement”), by and among P10 Intermediate Holdings LLC (“P10 Intermediate”), as borrower, the Company and certain subsidiaries of the Company, as guarantors, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the Existing Credit Agreement as so amended and restated, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides for a new senior secured revolving credit facility in the amount of $175 million, with a $10 million sublimit for the issuance of letters of credit (the “New Revolving Facility”), and a new senior secured term loan facility in the amount of $325 million (the “New Term Loans” and, together with the Revolving Facility, the “New Credit Facilities”), both scheduled to mature on August 1, 2028 (the “Maturity Date”). The Amended and Restated Credit Agreement provides for an ability to increase the amount of the New Credit Facilities by up to $125 million, subject to certain conditions. The New Credit Facilities are to be used to refinance and replace the credit facilities under the Existing Credit Agreement and for general corporate purposes, including acquisitions.

The New Credit Facilities are guaranteed by the Company’s subsidiaries, subject to customary exceptions, and are secured by liens on substantially all assets of the Company, P10 Intermediate and the Company’s guarantor subsidiaries, subject to customary exceptions.

The New Term Loans require quarterly amortization payments, beginning on December 31, 2025, in an annual amount equal to 5.00% of the original funded amount of the New Term Loans, with remaining amounts required to be repaid on the Maturity Date. The New Revolving Facility does not require scheduled principal payments prior to the Maturity Date.

Borrowings under the New Credit Facilities will bear interest from time to time at a per annum rate equal to, at the Company’s election, either an adjusted term SOFR rate plus a margin of 2.50% or a base rate plus a margin of 1.50%. The company is required to pay a customary commitment fee on undrawn amounts under the New Revolving Facility from time to time as well as customary fees in respect of letters of credit issued under such facility.

The Amended and Restated Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including financial covenants requiring P10 to comply with a maximum leverage ratio and to maintain a minimum level of fee paying assets under management, and customary events of default.

The foregoing description is qualified in its entirety by reference to the full text of the Restatement Agreement and the Amended and Restated Credit Agreement, which are attached hereto as Exhibit 10.1 and are incorporated herein by reference.

The financial institutions party to the Amended and Restated Credit Agreement and their respective affiliates have in the past performed, and may in the future perform, investment banking, financial advisory, lending, commercial banking, and/or other services for the Company and its subsidiaries and to persons and entities with relationships with the Company and its subsidiaries, for which they have received, and may in the future receive, customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

On August 5, 2024, the Company issued a press release announcing its entry into the Amended and Restated Credit Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report.

The information contained in Item 7.01, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference into any registration statement or other documents pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Restatement Agreement, dated as of August 1, 2024, attaching the Amended and Restated Credit Agreement, dated as of such date, among P10, Inc., P10 Intermediate Holdings LLC, the other guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

99.1	Press Release of P10, Inc. dated August 5, 2024
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P10, INC.

Date:	August 5, 2024	By:	/s/ Amanda Coussens
Amanda Coussens Chief Financial Officer